Exhibit 99.1

News Release

Jennifer Mann to Succeed Alfredo Rivera as President of the North America Operating Unit of The Coca-Cola Company

Rivera to Step Down After 38 Years with the Coca-Cola System

ATLANTA, Aug. 23, 2022 – The Coca-Cola Company today announced that Jennifer Mann will become president of the company’s North America operating unit effective Jan. 1, 2023. Mann succeeds Alfredo Rivera, who will step down Dec. 31. Rivera, who has led a successful restructuring of the North America operating unit, will remain with the company as a senior advisor through March 2023.

Mann, 49, currently serves as corporate senior vice president and president of Global Ventures. Her team is responsible for globally scaling acquisitions and brands, including Costa Coffee and Coca-Cola’s investment in Monster Beverage Corp. A new leader for Global Ventures will be named at a later date.

Rivera, 61, has led the North America operating unit since August 2020.

“Alfredo has been a highly valued business partner for me and countless others across our system for nearly four decades,” said James Quincey, Chairman and CEO of The Coca-Cola Company. “I thank Alfredo for his service and wish him all the best.”

In her new role, Mann will be corporate senior vice president and president, North America operating unit. “Jennifer has emerged as a strong business leader during her 25-year career with the company,” Quincey said. “Her background in operations across the United States and globally makes her a great fit to lead the company’s largest operating unit.”

About Alfredo Rivera

Rivera started his career in the Coca-Cola system in 1984 in Latin America and went on to serve in various roles across the hemisphere.

Before being named president of the North America operating unit, Rivera was president of the company’s former Latin America group, where he oversaw operations of four business units across nearly 40 Latin and Caribbean countries. Prior to that, Rivera was president of the Latin Center business unit from 2013 to 2016. The unit qualified for the company’s Woodruff Cup – which honors outstanding performance – three consecutive years and won in 2015.

Before joining Latin Center, Rivera was sparkling beverages general manager for the Mexico business unit for six years. From 2004 through 2006, Rivera served as general manager of the Ecuador business, leading the turnaround of the business under challenging circumstances. Prior to that, he was southeast region manager in the Brazil division from 1999 through 2003.

Rivera joined The Coca-Cola Company in 1997 as district manager for Guatemala and El Salvador in the Central America and Caribbean division. Rivera spent the first 13 years of his career working for independent Coca-Cola bottlers in Honduras and El Salvador.

Rivera is a member of the board of directors of Principal Financial Group.

About Jennifer Mann

Mann joined Coca-Cola in 1997 and went on to hold a number of roles of increasing responsibility. She became president of Global Ventures in 2019.

Prior to her role with Global Ventures, Mann served as chief people officer for the company and as chief of staff for Quincey. From 2012 to 2015, she was vice president and general manager of Coca-Cola Freestyle, where she accelerated the global expansion of Freestyle and led its development across the Coca-Cola system.

Mann’s first role with the company was as a manager in the National Customer Support division of North America. She went on to hold various customer and operational roles, including director, McDonald’s Customer & Consumer Operations; director, Good Answer; and vice president, Foodservice & On-Premise Strategy and Marketing for Coca-Cola Refreshments.

Mann is a member of the board of directors of Coca-Cola Consolidated. Mann holds a degree in accounting from Georgia State University.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company with products sold in more than 200 countries and territories. Our company’s purpose is to refresh the world and make a difference. We sell multiple billion-dollar brands across several beverage categories worldwide. Our portfolio of sparkling soft drink brands includes Coca-Cola, Sprite and Fanta. Our hydration, sports, coffee and tea brands include Dasani, smartwater, vitaminwater, Topo Chico, BODYARMOR, Powerade, Costa, Georgia, Gold Peak and Ayataka. Our nutrition, juice, dairy and plant-based beverage brands include Minute Maid, Simply, innocent, Del Valle, fairlife and AdeS. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We seek to positively impact people’s lives, communities and the planet through water replenishment, packaging recycling, sustainable sourcing practices and carbon emissions reductions across our value chain. Together with our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

Contacts:

Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com

Media: Scott Leith, sleith@coca-cola.com